EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 9 January 2020

Tautachrome (TTCM) Approves Preinstallation of its ARknet App into New Release of Akyumen Technologies’ Hawk Projector Phone

ORO VALLEY, Ariz., January 9, 2020 (ACCESSWIRE) Tautachrome, Inc. (OTC: TTCM) approves preinstallation of its ARknet App into the new release of OEM Akyumen Technologies’ Hawk Projector Phone.

ARknet Pre Installed on Akyumen Devices

Innovators gathered at CES 2020 in Las Vegas, Nevada were able to see the Akyumen projector phone in person and speak with the visionaries and engineers behind the new Hawk smartphone with built-in projection capabilities. Four members of the Tautachrome team were able to get hands-on access to the soon to be released new and revamped Hawk Projector Phone. “Normally people think about projection devices having overheating problems. I wanted to hold it in my hands and see it for myself. It preformed incredibly well. It’s a win-win opportunity to be able to have our ARknet platform application preinstalled on these devices, which are slated to be in the hands of millions,” said Jordan Gray, the CTO of Tautachrome’s technology integration partner, Honeycomb Archive, LLC.

During CES 2020, Akyumen held a private event for some of their closest partners and investors and additional meetings with the Tautachrome team. Akyumen shared additional development innovations. This is a substantial opportunity for Tautachrome and its shareholders setting the pace for a great year. An official 8-K announcement will follow.

Additional Tautachrome Statement: For regulatory compliance material updates are posted to Tautachrome, Inc. official twitter account http://twitter.com/Tautachrome_inc

About Tautachrome, Inc: Tautachrome, Inc. (OTC:TTCM) is an emerging growth company in the Internet applications space. The company has revolutionary patents and patents pending in augmented reality, smart-phone image authentication and imagery-based social networking. The company is leveraging these technologies to develop privacy and security-based applications for global business and personal use.

Download ARknet for Android

http://play.google.com/store/apps/details?id=com.honeycombarchive.arknet

Download ARknet for iOS

http://apps.apple.com/us/app/arknet/id1466870072

Forward-Looking Statements: Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, risks of managing growth, governmental regulatory risks, technology development risks, schedule slippage risks, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

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